Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Income Fund, a series of John Hancock Strategic Series, of our report dated July 17, 2015 relating to the financial statements and financial highlights included in the May 31, 2015 Annual Report to Shareholders of the above referenced fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 24, 2015